STEPHANIE IZEVBIZUA
September 22, 2016
WEB DEBT SOLUTIONS, LLC
444 WEST LAKE STREET
SUITE 305
CHICAGO, IL, 60606


UNITED STATES
SECURITIES AND EXHANGE
COMMISSION
WASHINGTON, D.C. 20549
RESPONSE LETTER

MR COURTNEY LINDSAY AND MR
LARRY SPIRGEL:



This letter is in response to
the comments after reviewing the
original registration statement.
Web Debt
Solutions, LLC and thoroughly read
over and made necessary corrections
to complete the registration
for new registered securities:

Item 1. Cover Page of Offering Circular
1.	It was stated in response to
prior comment 12 that "shares made
available will be listed on the
World Wide Stock Exchange using NASDAQ."
Also stated was "WebDS is the established
name
and logo used..for [the] New York Stock
Exchange and NASDAQ for Web Debt solutions
, LLC.
It is understood that a company's common
stock may not trade on a national securities
exchange until its common stock is registered
under Section 12(b) of the Securities Exchange
Act  of 1934. Revisions to this are the statements
that were made were not as the company has
common stock that is being traded on the New
York Stock Exchange, but as a way of speaking
once shares have become registered under Section
12(b) of the Securities Exchange Act of 1934.
Also, WebDS is not the established name and
logo for the New York Stock Exchange and
NASDAQ. Web Debt Solutions, LLC has not filed
any application for listing of common stock on
any stock exchange.
The primary intentions for registering for
common stock pursuant to Section 12(b) of the
Exchange Act:
a.	Expansion and to open new offices
worldwide
b.	New Start Ups/Subsidiaries
c.	Advertising and Marketing
d.	To better trade on a larger scale

Financial Statements
1.	In the financial statements, provided
were financial results for fiscal year 2016, which ends on
December 31, 2016. As this period has not ended
, the information was provided in error. The financial results for 2016 should have ended with the 1st and 2nd quarter numbers leading until
March 31, 2016. Revisions have been made to correct the date on the financial statements.

This Offering Statement Letter is in compliance
 with the United States Securities and Exchange
Commission. The following statement below shows
 acknowledgement from Web Debt Solutions LLC
as a company that:
*	Should the Commission or the staff,
acting pursuant to delegated authority,
declare the
filing effective, it does not foreclose the
 Commission from taking any action with respect to
the filing;
*	The action of the Commission or the
 staff, acting pursuant to delegated authority, in
declaring the filing effective, does not relieve
the company from its full responsibility for the
adequacy of the disclosure in the filing, and
*	The company may not assert staff comments
and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
(Attached to this offering statement is a handwritten form of this acknowledgement)


Sincerely,
Stephanie Izevbizua

CEO, Owner, President

Web Debt Solutions, LLC

444 West Lake Street
Suite 305
Chicago, Illinois, 60606
616-649-9149
Web Debt Solutions, LLC
4812 Cruse Rd
Houston, Texas, 77016
616-649-9149